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                          SIRIUS SATELLITE RADIO INC.

                      Offers to Exchange for Common Stock
                             All of its Outstanding
                           Lehman Senior Term Loans,
                            Loral Senior Term Loans,
                  15% Senior Secured Discount Notes due 2007,
                   14 1/2% Senior Secured Notes due 2009 and
                 8 3/4% Convertible Subordinated Notes due 2009
                                      and
              Solicits Consents to Proposed Amendments and Waivers

      THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 4, 2003, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (SUCH PERIOD, AS IT MAY BE EXTENDED, THE 'TENDER EXPIRATION DATE'). IF YOU DESIRE TO TENDER YOUR NOTES IN THE EXCHANGE OFFER, YOU MUST CONSENT TO THE PROPOSED AMENDMENTS AND WAIVERS. YOU MAY NOT DELIVER CONSENTS WITHOUT TENDERING THE RELATED NOTES AND YOU MAY NOT REVOKE CONSENTS WITHOUT WITHDRAWING THE NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER. TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE TENDER EXPIRATION DATE.

                                                                January 30, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:

    Enclosed for your consideration is the Prospectus and Solicitation Statement, dated January 30, 2003 (the 'Prospectus'), of Sirius Satellite Radio Inc. (the 'Company') and the Letter of Transmittal and Consent (the 'Letter of Transmittal'), which together constitute (i) the Company's offer (the 'Exchange Offer') to exchange an aggregate of 596,669,765 shares of its common stock, par value $0.001 per share, for $150,000,000 aggregate principal amount of senior term loans under its term loan agreement with Lehman Commercial Paper Inc., $50,000,000 aggregate principal amount of senior term loans under its deferral credit agreement with Space Systems/Loral, Inc., $280,430,000 aggregate principal amount at maturity of its 15% Senior Secured Discount Notes due 2007, $200,000,000 aggregate principal amount of its 14 1/2% Senior Secured Notes due 2009 and $16,461,000 aggregate principal amount of its 8 3/4% Convertible Subordinated Notes due 2009 (collectively, the 'Debt Securities') and (ii) the Company's solicitation of consents (the 'Consent Solicitation') of each holder of its 15% Senior Secured Discount Notes due 2007, 14 1/2% Senior Secured Notes due 2009 and 8 3/4% Convertible Subordinated Notes due 2009 (collectively, the 'Notes') to (a) the adoption of certain amendments (the 'Amendments') to the indentures under which the Notes were issued (the 'Indentures') described in the Prospectus, and (b) the waiver (the 'Waivers') of (1) any failure by the Company to comply with any term, covenant, provision or condition of the Indentures and
(2) any default or event of default under the Indentures now in existence, or which occurs as a result of the completion of the Exchange Offer and the other transactions contemplated thereby.

    For your information and for forwarding to your clients for whom you hold the Debt Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. The Prospectus dated January 30, 2003;





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    2. A Letter of Transmittal and Consent for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding;

    3. A printed form of letter, including instructions, which may be sent to your clients for whose accounts you hold Debt Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer and Consent Solicitation.

    DTC participants will be able to execute tenders and deliver consents through the DTC Automated Tender Offer Program.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS.

    Any inquiries you may have with respect to the Exchange Offer or Consent Solicitation should be addressed to MacKenzie Partners, Inc., the information agent for the Exchange Offer and Consent Solicitation, or The Bank Of New York, the exchange agent for the Exchange Offer, at their respective addresses and telephone numbers set forth on the back cover of the enclosed Prospectus. Additional copies of the enclosed materials may be obtained from the information agent.

                                                    Very truly yours,


                                                    SIRIUS SATELLITE RADIO INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE EXCHANGE AGENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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